EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - THE PENN TRAFFIC COMPANY]


FOR IMMEDIATE RELEASE                     CONTACT: Marc Jampole
                                                   Jampole Communications, Inc.
                                                   412-471-2463



                       COURT APPROVES DISCLOSURE STATEMENT
                    FOR PENN TRAFFIC'S PLAN OF REORGANIZATION


         SYRACUSE, NEW YORK - JANUARY 28, 2005 - The Penn Traffic Company (OTC:
PNFTQ.PK) announced that at a hearing held yesterday the Honorable Adlai S. Hardin, Jr. of the U.S. Bankruptcy Court for the Southern District of New York approved Penn Traffic's Disclosure Statement with respect to its First Amended Plan of Reorganization, which was filed on December 23, 2004, subject to the submission of final documentation to the Court.

         The Company will commence its solicitation of votes from its creditors with respect to the First Amended Plan of Reorganization. A hearing with respect to confirmation of the First Amended Plan of Reorganization is scheduled for March 17, 2005 at 11:00 a.m. The Company expects to emerge from chapter 11 by the end of March 2005.

         Penn Traffic filed for chapter 11 protection on May 30, 2003 in order to facilitate a restructuring of its operations and debt load. Penn Traffic expects to emerge from chapter 11 with significantly reduced debt and its core business intact, including 109 supermarkets, its wholesale/franchise business and the Penny Curtiss Bakery. Upon consummation of the First Amended Plan of
Reorganization:

         o Penn Traffic's post-petition secured lenders will be repaid in full in the approximate amount of $30 million;

         o Holders of allowed unsecured claims in the approximate aggregate amount of $295 million will receive their PRO RATA share of 100% of the newly issued common stock of reorganized Penn Traffic, subject to dilution in respect of new common stock that may be issued to management of reorganized Penn Traffic;

         o        Penn Traffic's existing common stock will be cancelled; and

         o Up to 10% of the newly issued common stock in Penn Traffic will be reserved for issuance pursuant to management incentive stock grants.


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         Cash requirements to satisfy the Company's obligations under the Plan and its working capital needs going forward will be funded from borrowings under a new $164 million senior secured exit financing facility and the proceeds of a $37 million sale-leaseback transaction with respect to the Company's five owned distribution centers located in New York and Pennsylvania.

         Robert Chapman, President and Chief Executive Officer of Penn Traffic, said: "The approval of the Disclosure Statement with respect to the Company's First Amended Plan of Reorganization is another key achievement in Penn Traffic's restructuring process. We are committed to having our Plan of Reorganization confirmed in the near future, which will complete the chapter 11 process and enable Penn Traffic to emerge from bankruptcy on strong footing for the future."

FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "could," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the Company to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; uncertainties regarding the terms of the proposed sale-leaseback transaction, including terms and conditions under which, if at all, the Company may consummate such transaction; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level


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of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

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         The Penn Traffic Company operates 109 supermarkets in Pennsylvania, upstate New York, Vermont and New Hampshire under the BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving 80 licensed franchises and 39 independent operators.